Exhibit 99.1

November 5, 2013

IDACORP, Inc. Announces Third Quarter 2013 Results,
Increases Lower End of 2013 Earnings Guidance Range

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2013 net income attributable to IDACORP of $71.8 million, or $1.43 per diluted share, compared to $92.1 million, or $1.84 per diluted share, in the third quarter of 2012. For the first nine months of 2013, IDACORP recorded net income attributable to IDACORP of $150.8 million, or $3.01 per diluted share, compared to $152.3 million, or $3.05 per diluted share for the first nine months of 2012.

Idaho Power Company, IDACORP's principal subsidiary, reported third quarter 2013 net income of $70.3 million compared to $89.6 million in the third quarter of 2012, and net income of $149.3 million for the first nine months of 2013, compared to net income of $150.1 million for the same period in 2012.

“IDACORP’s third quarter operating results continue to demonstrate the strength of our underlying operations and we remain on track for a sixth consecutive year of improved earnings,” said IDACORP President and Chief Executive Officer LaMont Keen. “Our 2013 year-to-date results reflect effective cost management, coupled with the positive revenue impact of weather conditions, customer growth, and increases in base rates that went into effect in mid-2012. Income taxes impacted the comparability of results for the quarter; however, they had little bearing on our full-year earnings expectations.

“Based on these results and our outlook for the remainder of 2013, we are tightening our estimate of IDACORP’s full year 2013 earnings by increasing the lower end of the range. Our full year 2013 guidance range, which was previously $3.40-$3.55 per share, is now $3.45-$3.55 per share. For the third year in a row we anticipate sharing part of these annual earnings with our Idaho customers under our December 2011 regulatory settlement agreement.

“In another positive development, this September IDACORP’s board of directors approved a 13.2 percent increase in the regular quarterly cash dividend on IDACORP’s common stock, from $0.38 to $0.43 per share, or to $1.72 per share on an annualized basis. Reflecting the company’s commitment to growing the dividend, IDACORP’s management also anticipates recommending to the Board additional annual increases to the dividend of greater than five percent, until it reaches the upper end of the target annualized dividend payout ratio of between 50 and 60 percent of sustainable IDACORP earnings,” added Keen.

Performance Summary

A summary of financial highlights for the three- and nine-month periods ended September 30, 2013 and 2012, is as follows (in thousands except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Idaho Power net income	$70,302	$89,596	$149,331	$150,125
Net income attributable to IDACORP, Inc.	$71,750	$92,069	$150,796	$152,299
Average outstanding shares – diluted (000’s)	50,153	50,080	50,109	49,990
IDACORP, Inc. earnings per diluted share	$1.43	$1.84	$3.01	$3.05

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three- and nine-month periods ended September 30, 2012 to September 30, 2013 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2012		$92.1		$152.3
Change in Idaho Power net income:
Rate changes, net of changes in power supply costs and power cost adjustment (PCA) mechanisms	$(2.6)		$26.5
Change in sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	(0.8)		12.7
Increases in sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	2.9		7.4
Other changes in operating revenues and expenses, net	(1.1)		(2.0)
Reduction in revenue sharing costs	8.7		5.9
Increase in Idaho Power operating income	7.1		50.5
Change in allowance for funds used during construction (AFUDC)	0.1		(12.7)
Changes in other non-operating income and expenses	0.6		(2.7)
Tax method changes in 2012 and 2013	(12.4)		(12.4)
Change in regulatory flow-through tax adjustments	(11.6)		(9.8)
Increase in income tax at statutory rates	(3.1)		(13.7)
Total decrease in Idaho Power net income		(19.3)		(0.8)
Other net changes (net of tax)		(1.0)		(0.7)
Net income attributable to IDACORP, Inc. - September 30, 2013		$71.8		$150.8

Third Quarter 2013 Net Income

IDACORP's net income decreased $20.3 million for the third quarter of 2013 when compared with the same period in the prior year. Idaho Power’s operating income increased by $7.1 million as less revenue sharing occurred in the third quarter of 2013 as compared to the same period in 2012. Growth in the number of customers, and associated increased sales volumes, increased operating income by $2.9 million for the quarter compared to the third quarter of 2012. While the PCA rate increase and higher rates due to inclusion of Langley Gulch in Oregon rates positively impacted revenue for the third quarter of 2013 compared to the same period in 2012, the increased revenues were more than offset by higher power supply costs and by PCA amortization expense.

The $7.1 million increase in Idaho Power's operating income was offset by higher income tax expense, primarily driven by an income tax method change that lowered income tax expense in the third quarter of 2012 compared to an income tax method change that increased income tax expense in the same period in 2013. Tax flow-through adjustments also lowered income tax expense in the third quarter of 2012, while similar flow-through adjustments increased income tax expense in 2013, resulting in a net increase to income tax expense for the third quarter of 2013 compared to the same period in 2012. Income tax expense was also higher in the third quarter of 2013 as higher Idaho Power pre-tax income resulted in additional income tax expense.

Year-to-Date Net Income

IDACORP's net income decreased $1.5 million for the nine months ended September 30, 2013, when compared with the same period in the prior year. Idaho Power's operating income increased by $50.5 million over the comparative period. Higher rates implemented during 2012, primarily related to the Langley Gulch power plant, increased operating income for the first nine months of 2013 by $26.5 million compared to the same period in 2012. The rate impact on net income was partially offset by decreased AFUDC and increased depreciation expense, both associated with the inclusion of the Langley Gulch plant in base rates. Higher sales volumes per customer, attributed to increased heating-related sales due to abnormally cold winter temperatures combined with higher irrigation and air conditioning sales due to warm late spring and summer temperatures and the timing of precipitation, increased operating income by $12.7 million. An increase in sales volumes due to growth in the number of customers added $7.4 million to operating income for the first nine months of 2013 compared to the same period in 2012. The change in operating income was also positively impacted by the sharing mechanism under the December 2011 regulatory settlement agreement, with a combined $5.9 million lower provision for revenue sharing recorded in the first nine months of 2013 compared to the same period in 2012. Offsetting these increases was higher income tax expense related to greater pre-tax earnings at Idaho Power in 2013 and income tax method changes affecting both comparative periods.

Effect of Income Taxes and Tax Method Changes on Results

Income tax expense related to income tax accounting method changes increased $12.4 million for the quarter and the first nine months of 2013, when compared to the same periods in the prior year. In 2012, Idaho Power recorded an income tax benefit of $7.8 million for years prior to 2011 for the cumulative tax adjustment of a method change related to its capitalized repairs deduction for transmission and distribution property. Net regulatory flow-through tax adjustments at Idaho Power were $11.6 million and $9.8 million lower for the three and nine months ended September 30, 2013, as compared to the same periods in 2012, primarily due to greater capitalized repairs deductions in 2012. By contrast, during the third quarter of 2013, Idaho Power recorded incremental income tax expense of $4.6 million as a result of a method change related to its capitalized repairs deduction for generation assets due to a change in income tax law that occurred in September 2013. This method change only impacted the cumulative tax adjustment for years prior to 2013, and Idaho Power does not expect a change to net regulatory flow-through tax adjustments for 2013 or subsequent years as a result of the 2013 method change.

Effect of Sharing on Operating Income

	Three months ended September 30,			Nine months ended September 30,
	2013	2012	Change	2013	2012	Change
Additional pension expense funded through sharing	$—	$(5.8)	$5.8	$—	$(5.8)	$5.8
Provision against current revenue as a result of sharing	(3.4)	(6.3)	2.9	(6.2)	(6.3)	0.1
Total	$(3.4)	$(12.1)	$8.7	$(6.2)	$(12.1)	$5.9

During the third quarter of 2013, Idaho Power recorded $3.4 million as a provision against current revenues to be refunded to customers through a future rate reduction. This revenue sharing is related to a December 2011 Idaho regulatory settlement agreement, which requires sharing with Idaho customers of a portion of 2013 (and 2012 and 2014) Idaho-jurisdiction earnings exceeding a 10.0 percent return on year-end equity in the Idaho jurisdiction. By comparison, in the third quarter of 2012 Idaho Power recorded a total of $12.1 million related to the December 2011 settlement agreement. In accordance with the terms of the settlement agreement, of the total recorded in the third quarter of 2012, Idaho Power recorded $5.8 million as additional pension expense and $6.3 million as a provision against revenues. For the 2013 year-to-date, Idaho Power has recorded a total of $6.2 million as a provision against revenues to be refunded to customers pursuant to the December 2011 settlement agreement, with no pension expense related to sharing.

2013 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is tightening its earnings guidance estimate for 2013 by increasing the lower end of its range from $3.40 to $3.55 per diluted share to $3.45-$3.55 per diluted share. The 2013 guidance incorporates all of the key operating and financial assumptions listed below.

2013 Estimates
	Current (1)	Previous (2)
Idaho Power Operating & Maintenance Expense (millions)	No Change	$335-$345
Idaho Power Additional Amortization of ADITC (millions)	No Change	$0
Idaho Power Capital Expenditures, excluding AFUDC (millions)	No Change	$230-$240
Idaho Power Hydroelectric Generation (million MWh)(3)	No Change	5.5-6.0
2013 IDACORP Earnings Guidance (per share)(4)	$3.45-$3.55	$3.40-$3.55

(1) As of November 5, 2013.
(2) As of August 1, 2013, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.
(4) The 2013 guidance incorporates all of the key financial and operating assumptions listed above.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 614-3474 for listen-only mode. The passcode is 83880347. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads or render Idaho Power's generation facilities obsolete; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies relating to the environment; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on favorable or reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements for system infrastructure; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) failure to comply with state and federal laws, policies, and regulations, and the ability to obtain and comply with governmental permits, licenses, and rights-of-way for major projects; (t) the failure of information systems or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (u) adoption of or changes in accounting policies, principles, or estimates; and (v) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement technology solutions. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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